Exhibit 99.1

Acer Therapeutics’ EDSIVO™ (celiprolol) Granted FDA Breakthrough Therapy Designation for Vascular Ehlers-Danlos Syndrome

Discussions ongoing with FDA through special protocol assessment (SPA) seeking agreement on planned pivotal Phase 3 DiSCOVER trial with initiation planned by end of Q2 2022

NEWTON, MA – April 4, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced the U.S. Food and Drug Administration (FDA) has granted celiprolol Breakthrough Therapy designation (BTD) in the U.S. for the treatment of patients with COL3A1-positive vascular Ehlers-Danlos syndrome (vEDS).

BTD is a process designed to expedite the development and review of drugs that are intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement on at least one clinically significant endpoint(s) over available therapy.1

“With no currently approved treatments for vEDS anywhere in the world, this designation by FDA marks an important step forward in support of our goal to provide treatment options like EDSIVO™ to rare disease patients, who are often overlooked or underserved,” said Adrian Quartel, MD, Chief Medical Officer of Acer. “We look forward to continuing our discussions with FDA, through the SPA process, to seek agreement on the protocol design of the proposed pivotal Phase 3 DiSCOVER trial that we plan to initiate by the end of Q2 2022 once agreement is reached.”

EDSIVO™ (celiprolol) Regulatory Path Forward

In December 2021, Acer submitted to FDA a protocol for its proposed prospective pivotal trial, along with an IND which received FDA clearance in January 2022. Acer is working with FDA to reach agreement on a special protocol assessment (SPA), a process in which sponsors may ask to meet with FDA to reach agreement on the design and size of certain clinical trials, clinical studies, or animal studies.2 Based on initial statistical power calculations, the Company anticipates that the trial would plan to enroll approximately 150 COL3A1-positive vEDS patients, all in the U.S. The duration of the clinical trial is currently estimated to be approximately 3.5 years to completion, once fully enrolled.

If agreement on the design of the protocol is reached with FDA through the SPA, initiation of the EDSIVO™ Decentralized Study of Celiprolol on vEDS-related Event Reduction (DiSCOVER) pivotal clinical trial is expected by the end of Q2 2022, subject to additional capital required to conduct and complete the trial beyond mid-2022. There can be no assurance that the resulting data from the trial would be adequate to support approval of an NDA, or that the NDA will be approved, although having a SPA agreement in place would indicate concurrence by FDA with the adequacy and acceptability of specific critical elements of overall protocol design (e.g., study conduct, entry criteria, dose selection, endpoints, and planned statistical and other analyses) for a study intended to support a future marketing application. EDSIVO™ is an investigational drug and is not currently FDA approved for any indication. More information is available at www.discoverceliprolol.com.

About vEDS

Ehlers-Danlos syndrome (EDS) is an inherited disorder caused by mutations in the genes responsible for the structure, production, or processing of collagen, an important component of the connective tissues in the human body, or proteins that interact with collagen. EDS is a spectrum disorder where patients present with various forms, the most serious of which is vascular Ehlers-Danlos syndrome (vEDS), also known as vEDS type IV, which is generally caused by a mutation in the COL3A1 gene resulting in reduced collagen levels. vEDS causes abnormal fragility in blood vessels, which can give rise to aneurysms, abnormal connections between blood vessels known as arteriovenous fistulas, arterial dissections, and spontaneous vascular ruptures, all of which can be potentially life-threatening. Gastrointestinal and uterine fragility or rupture also commonly occur in vEDS patients. Spontaneous arterial rupture has a peak incidence in the third or fourth decade of life in vEDS patients but may occur earlier and is the most common cause of sudden death in vEDS patients. Arterial rupture or dissection events occur in about 25% of patients before the age of 20 but increase to roughly 90% of patients by the age of 40. The median survival age of vEDS patients in the U.S. is 51 years, with arterial rupture being the most common cause of sudden death.3

About EDSIVO™ (celiprolol)

Acer is developing EDSIVO™, a new chemical entity (NCE), for the treatment of COL3A1-positive vEDS patients. Celiprolol received FDA Orphan Drug Designation for the treatment of vEDS in 2015. The EDSIVO™ NDA was originally submitted based on data obtained from the BBEST trial4 and accepted for filing in October 2018 with priority review. Following FDA review, Acer received a Complete Response Letter (CRL) in June 2019 stating that it will be necessary to conduct an adequate and well-controlled trial to determine whether EDSIVO™ reduces the risk of clinical events in patients with vEDS. Acer subsequently appealed the FDA decision and while FDA denied the appeal, it described possible paths forward for Acer to explore. In a Type B meeting in May 2021, the Company discussed with FDA the conduct of an U.S.-based prospective, randomized, double-blind, placebo-controlled, decentralized clinical trial in patients with COL3A1-positive vEDS, and sought FDA’s opinion on various proposed design features of the study. The official Type B meeting minutes outlined: the acceptability of a decentralized (virtual) clinical trial design and use of an independent centralized adjudication committee; acceptability of a primary endpoint based on clinical events associated with disease outcome; agreement with modest safety data collection (based on the known safety profile of the drug4,5,6,7); and a statistical plan that considers the rare disease classification of vEDS.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.	U.S. Food and Drug Administration (FDA). Breakthrough Therapy. https://www.fda.gov/forpatients/approvals/fast/ucm405397.htm Updated January 4, 2018. Accessed February 10, 2022
2.	U.S. Food and Drug Administration (FDA). Special Protocol Assessment. https://www.fda.gov/media/97618/download Updated April 2018. Accessed April 3, 2022
3.	Pepin, et al. Survival is affected by mutation type and molecular mechanism in vascular Ehlers–Danlos syndrome (EDS type IV). Genet Med. 2014 Dec;16(12):881-8.
4.	Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010;376(9751):1476-1484
5.	Frank M, et al. Vascular Ehlers-Danlos Syndrome: Long-Term Observational Study. J Am Coll Cardiol. 2019 Apr, 73 (15) 1948–1957
6.	Nawarskas J, et al. Cardiology in Review 2017;25: 247–253.
7.	Björck M, et al. Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome. European Journal of Vascular and Endovascular Surgery. November 20, 2020.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines for clinical study enrollment or regulatory actions, or otherwise, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions for ACER-001, ACER-801, EDSIVO™ or our other products; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

#  #  #